W.D. Von Gonten & Co.
Petroleum Engineering
808 Travis, Suite 1200 Houston, Texas 77002 p 713.224.6333 f 713.224.6330 www.wdvgco.com

EXHIBIT 99.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Milagro Oil & Gas, Inc.
1301 McKinney, Suite 500
Houston, Texas 77010

The firm of W.D. Von Gonten & Co. consents to the incorporation by reference in this Registration Statement on Form 10-K of the use of its name and to the use of its report regarding Milagro Oil & Gas, estimates of reserves, included in this Annual Report, "as of December 31, 2012" in the relevant pages of the 10-K form of Milagro Oil and Gas.

Yours truly,

W.D. VON GONTEN & CO.

Phillip R. Hunter

Phillip R. Hunter
Vice President
TX # 96590

March 22, 2013